Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST ADVANTAGE CORPORATION

First Advantage Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the First Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the First Amended and Restated Certificate of Incorporation of the Corporation be further amended by changing Article IV, Paragraph A thereof so that, as amended, said Paragraph A of Article IV shall be and read as follows:

A. This corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock”, “Class B Common Stock”, and “Preferred Stock.” The total number of shares of all classes of stock that this corporation is authorized to issue is 200,000,000 shares, consisting of (1) 125,000,000 shares of Class A Common Stock, each having a par value of one-tenth of one cent ($.001); (2) 75,000,000 shares of Class B Common Stock, each having a par value of one-tenth of one cent ($.001); and (3) 1,000,000 shares of Preferred Stock, each having a par value of one-tenth of one cent ($.001). Except as otherwise expressly provided herein, all shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed as the      day of                     , 2005.

FIRST ADVANTAGE CORPORATION

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